Exhibit 10.1
SUPPORT AGREEMENT
This Support Agreement, dated February 5, 2026 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (collectively, “Lakeview” or the “Lakeview Parties”) and Commercial Vehicle Group, Inc. (the “Company”). The Company and Lakeview are collectively referred to herein as the “Parties” and each of the Company and Lakeview, a “Party.”

RECITALS
WHEREAS, the Company and Lakeview have engaged in various discussions and communications concerning the Company’s business, financial performance and other matters;
WHEREAS, Lakeview is deemed to Beneficially Own shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), totaling, in the aggregate, 3,265,752 shares, or approximately 8.9%, of the Common Stock issued and outstanding on the date hereof; and
WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders and Lakeview has determined that it is in its best interests to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement, including, among other things, with respect to the appointment to the Board of a new director proposed by Lakeview and approved by the Board (the “New Director” and any New Director who is also a Lakeview Representative (as defined below) shall be a “Lakeview Director”).
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.    Board Representation and Board Matters.
(a)    Concurrently with the execution of this Agreement the Company has (i) increased the size of the Board by one director to seven directors such that there would be a vacancy on the Board and (ii) appointed Ari B. Levy (the “Lakeview Director” or the “New Director”) to fill the newly created vacancy.
(b)    As a condition to the New Director’s appointment to the Board, the New Director has, prior to the date hereof, provided to the Company a completed D&O Questionnaire in the form separately provided to Lakeview (the “D&O Questionnaire”), an executed letter in the form attached hereto as Exhibit A (the “Nominee Letter” and together with the D&O Questionnaire, the “Nomination Documents”) and the New Director has, prior to the date hereof met with representatives of the Nominating, Governance and Sustainability Committee of the Board in accordance with the practices of the Board and the Nominating, Governance and Sustainability Committee and consented to the Company’s standard background check for new director candidates. In addition, as a condition to the Lakeview Director’s appointment to the Board, the Lakeview Director has, prior to the date hereof, provided to the Company an executed irrevocable resignation in the form attached hereto as Exhibit B (the “Resignation Letter”).
(c)    Should the New Director be unable or unwilling to serve on the Board at any time prior to the Termination Date (as defined below) due to death, disability or incapacity, resignation or removal or for any other reason, and at such time, Lakeview satisfies the Minimum Ownership Threshold (as defined below), the Company will appoint a replacement, to be proposed by Lakeview, and agreed to by the Company (a “Replacement”), which approval shall occur as soon as reasonably practicable following Lakeview’s proposal of a candidate and shall not be unreasonably withheld, conditioned or delayed, and such Replacement shall be appointed to the Board as promptly as practicable after the Board has approved of such candidate. In the event the Board determines in good faith not to approve any Replacement proposed by Lakeview and Lakeview continues to satisfy the Minimum Ownership Threshold, Lakeview shall have the right to propose additional Replacements in accordance with this Section 1(c) until a Replacement is appointed to the Board. Any such Replacement who becomes a Board member in replacement of the New Director shall be deemed to be the New Director and, if such Replacement is a partner, officer or employee of Lakeview (a “Lakeview Representative”), shall also be deemed a Lakeview Director, in each case, for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company equivalent Nomination Documents, including the Resignation Letter if such Replacement is a Lakeview Representative, meet with representatives of the Nominating, Governance and Sustainability Committee of the Board in accordance with the practices of the Board and the Nominating, Governance and Sustainability Committee and consent to the Company’s standard background check for new director candidates. Subject to the Nasdaq Global Select Market,(“Nasdaq”) rules and applicable law, upon a Replacement’s appointment to the Board as the New Director, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement to any applicable committee of the Board of which the New Director was a member immediately prior to such New Director’s departure from the Board. Until the Termination Date, any Replacement designated pursuant to this Section 1(c) replacing a New Director prior to the mailing of the Company’s definitive proxy statement for the Company’s 2026 Annual Meeting of Stockholders (including, but not limited to, any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “2026 Annual Meeting”) shall stand for election at such 2026 Annual Meeting together with the Company’s other director nominees in accordance with Section 1(d); provided, however, that in no event shall the Company be obligated to nominate any Replacement for election at such 2026 Annual Meeting unless such Replacement was appointed as the New Director prior to mailing the Company’s definitive proxy statement for the 2026 Annual Meeting.
(d)    The Company agrees that the Board shall take all necessary actions to nominate the New Director for election to the Board at the 2026 Annual Meeting and recommend, support and solicit proxies for the election of the New Director at the 2026 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports and solicits proxies for the election of its other nominees at the 2026 Annual Meeting.
(e)    At all times while serving as a member of the Board, the New Director shall (i) comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to non-employee Board members, including the Company’s Code of Conduct, ethical conduct guidelines, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and subject to Section 9 of this Agreement with respect to the Lakeview Director, preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees and (ii) have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-employee directors of the Company.
(f)    If at any time after the date hereof when the Lakeview Director is serving on the Board, (i) Lakeview ceases to Beneficially Own, an aggregate Net Long Position equal to at least the lesser of 4.5% of the Company’s then-outstanding shares of Common Stock and 1,652,912 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (such lesser amount, the “Minimum Ownership Threshold”), or (ii) Lakeview or any Lakeview Affiliate breaches in any material respect any of the terms of this Agreement and (A) the Company specifies in written notice, in reasonable detail, the material breach on which it is relying to terminate its obligations, (B) such breach (if capable of being cured) has not been cured within fifteen (15) days’ of Lakeview’s receipt of such written notice from the Company or, if impossible to cure within fifteen (15) days, which Lakeview has not taken any substantive action to cure within such 15-day period, and (C) neither the Company nor any of its Affiliates are in material breach of this Agreement at the time such notice is given or prior to the end of the notice period, the Resignation Letter shall become effective upon acceptance by the Board (it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation and that the Lakeview Director shall recuse himself or herself from the decision whether to accept or reject such resignation), and the Company shall have no further obligations under Section 1 of this Agreement. In the event that Lakeview or any of its Affiliates submits any director nomination for election at any meeting of the Company’s stockholders while the Lakeview Director is serving on the Board, the Lakeview Director shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation, it being understood that it shall be in the Board’s sole discretion whether to accept or reject such resignation). Lakeview shall cause the Lakeview Director to comply with the terms of the Resignation Letter and the terms of this Section 1(f). During such time as the Lakeview Director is serving on the Board, Lakeview shall notify the Company in writing promptly, but in no event later than five (5) business days, after becoming aware of Lakeview’s aggregate Beneficial Ownership failing to equal or exceed the Minimum Ownership Threshold.
(g)    Promptly following the appointment of the New Director to the Board, the Board and all applicable committees of the Board shall take such actions as are necessary to appoint the New Director to each of the Audit Committee and the Nominating, Governance and Sustainability Committee of the Board. The New Director shall continue to serve on such committees until the Termination Date, subject to such New Director’s willingness to continue to serve on such committees. Subject to Nasdaq rules and applicable law, the Board and all applicable committees of the Board shall take all actions to ensure that until the Termination Date, any special committee of the Board established on or following the date hereof includes the New Director, other than a special committee of disinterested directors, as defined under §144(d)(2) of the Delaware General Corporation Law if the Board determines, based on the advice of counsel, that the New Director is not a disinterested director. Without limiting the foregoing, the Company agrees that the New Director shall be given the same due consideration for membership to each committee of the Board as any other independent director with similar relevant expertise and qualification, including any new committee(s) and subcommittee(s) that may be established.
(h)    Lakeview agrees that the Board or any committee or subcommittee thereof, in the exercise of its fiduciary duties, may recuse the Lakeview Director from any Board or committee or subcommittee meeting or portion thereof (provided that the Lakeview Director shall be given notice of any Board or committee meeting from which he or she is recused) at which the Board or any such committee or subcommittee is evaluating and/or taking action with respect to (i) the exercise of any of the Company’s rights or enforcement of any of the obligations under this Agreement, (ii) any action taken in response to actions taken or proposed by Lakeview or its Affiliates with respect to the Company that the Board believes in good faith represents a potential conflict, or (iii) any proposed transaction between the Company and Lakeview or its Affiliates.
(i)    During the period commencing with the date of this Agreement through the Termination Date (the “Standstill Period”), the Board and all applicable committees of the Board shall not increase the size of the Board to more than seven (7) directors.
2.    Certain Other Matters.
(a)    Lakeview agrees that, during the Standstill Period, no member of Lakeview shall, directly or indirectly, and each member of Lakeview shall cause each Lakeview Affiliate not to, directly or indirectly:
(i)    solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined herein), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in or knowingly assist any Third Party (as defined herein) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (in each case, other than such encouragement, advice, assistance or influence that is consistent with the Board’s recommendation in connection with such matter);
(ii)    knowingly encourage, knowingly advise or knowingly influence any other person or knowingly assist any Third Party in so encouraging, assisting or influencing any other person with respect to the giving or withholding of any proxy, consent or other authority to vote, any Voting Securities, or in conducting any type of referendum with respect to the Company (in each case, other than such encouragement, advice, influence, or assistance that is consistent with the Board’s recommendation in connection with such matter); provided, that, the foregoing shall not limit the giving by Lakeview or its Affiliates or Associates of a proxy, consent or other authority to vote in respect of any matter so long as the voting of the Voting Securities owned thereby are voted in accordance with the terms of this Agreement;
(iii)    form or join in a partnership, limited partnership, syndicate or group, as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (other than a group the members of which consist only of all or some of the members of Lakeview; provided that nothing herein shall limit the ability of an Affiliate of Lakeview to join or in any way participate in such group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement);
(iv)    present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board, except as specifically permitted in Section 1;
(v)    other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap, hedging, derivative transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Lakeview to any person or entity not (A) a Party to this Agreement or (B) an Affiliate or Associate of Lakeview (any such person or entity not set forth in clauses (A) and (B), a “Third Party”) that would knowingly result in such Third Party, together with its

Affiliates, owning, controlling or otherwise having any Beneficial Ownership or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the Beneficial Ownership or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board or to Schedule 13G filers that are mutual funds, pension funds, index funds or investment fund managers with no known history of activism or known plans to engage in activism;
(vi)    grant any proxy, consent or other authority to vote any Voting Securities with respect to any matters or deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting or special meeting of the Company’s stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and similar accounts), other than (A) any voting trust, voting agreement or similar arrangement solely among Lakeview and its Affiliates that is otherwise in accordance with this Agreement, or (B) granting any proxy, consent or other authority to vote any Voting Securities (1) approved by the Board and consistent with the recommendation of the Board or (2) in connection with any matter for which Lakeview or any Lakeview Affiliate retains voting discretion pursuant to, and in accordance with, Section 2(c);
(vii)    without the prior approval of the Board, separately or in conjunction with any Third Party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, publicly propose, effect or seek to effect, any Extraordinary Transaction (as defined herein), if any, or knowingly encourage, initiate, or knowingly support any other Third Party in any such activity;
(viii)    acquire, or offer, seek or agree to acquire, by purchase or otherwise, or direct any Third Party to assist Lakeview or its Affiliates in the acquisition of Beneficial Ownership of any securities of the Company, or rights or options to acquire any securities of the Company, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to securities of the Company, in each case if such acquisition, offer, agreement or transaction would result in Lakeview (together with its Affiliates) having Beneficial Ownership of, or aggregate economic exposure to, more than 14.99% of the Common Stock outstanding at such time; provided, that, the prohibitions under this Section 2(a) shall not apply to any (A) director awards or grants made to the Lakeview Director in connection with his or her service as a director, or (B) stock dividends or other distributions or offerings made available to holders of the Company’s capital stock generally on a pro rata basis or pursuant to any Extraordinary Transaction;
(ix)    make any public proposal, alone or with a Third Party, with respect to (A) any change in the number of directors or to fill any vacancies on the Board (other than as provided under Section 1 of this Agreement), (B) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business, strategy, or corporate structure, (D) any waiver, amendment or modification to the Company’s certificate of incorporation or Bylaws (as defined herein), (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(x)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;
(xi)    enter into any negotiations, arrangements, or understandings with, or finance or knowingly advise, knowingly assist or knowingly encourage, any Third Party to undertake any action that is prohibited under this Section 2(a);
(xii)    request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by Lakeview or the Company; or
(xiii)    take any action that could reasonably be expected to cause or require the Company or Lakeview to make a public disclosure with respect to any of the foregoing restrictions.
(b)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall be deemed to restrict Lakeview or its Affiliates or Associates from: (i) communicating privately with (A) the Board or any of the Company’s officers or Representatives (as defined herein) (or any other individuals in the Company authorized by such individuals) or (B) any other Lakeview Covered Person (as defined herein) so long as such communications are in accordance with Section 9 of this Agreement with respect to any Confidential Information (as defined herein), in each case, regarding any matter, including proposing, suggesting or recommending privately to the Company any Extraordinary Transaction, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, Lakeview or any person; (ii) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 2 or Section 5; (iii) stating publicly how they intend to vote with respect to any Extraordinary Transaction not approved by the New Director, which has been publicly submitted by the Board for the approval of the Company’s stockholders and the reasons therefor; provided, that Lakeview and its Affiliates shall only be permitted to publicly issue one communication regarding such voting intentions; provided, further, that Lakeview shall provide a copy of such communication to the Company for review as promptly as practicable prior to publication and consider in good faith any reasonable comments made by the Company on the communication and Lakeview shall not communicate privately with other stockholders of the Company regarding such voting intentions; (iv) identifying director candidates in connection with the 2027 Annual Meeting (as defined herein), so long as such actions do not create a public disclosure obligation for the Company, Lakeview or any Lakeview Affiliate or Associate, are not publicly disclosed by Lakeview or any Lakeview Affiliate or Associate and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Lakeview’s normal practices in the circumstances; (v) tendering shares, receiving consideration or other payment for shares or otherwise participating in any transaction approved by the Board or voting upon any Extraordinary Transaction on the same basis as the other stockholders of the Company; (vi) exercising statutory appraisal rights, if any, with respect to the Company; or (vii) taking any action necessary to comply with any Legal Requirement (as defined below), provided, that, such Legal Requirement did not result from any violation of this Agreement by Lakeview. Furthermore, nothing in this Agreement shall be deemed to limit the exercise in good faith by the New Director of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.
(c)    Until the end of the Standstill Period, Lakeview and the Lakeview Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders of the Company or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, (iv) in favor of the appointment of the Company’s auditor for the ensuing year, (v) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal (the “Say-on-Pay Proposal”) and, if necessary, any “say-on-pay frequency” proposal in which the Board recommends “say-on-pay” votes occur once every year, and (vi) in accordance with the Board’s recommendation with respect to any proposal providing for either a new Equity Incentive Plan or an amendment to the Company’s current Equity Incentive Plan (collectively, the “EIP Proposal”); provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) recommends otherwise with respect to the Say-on-Pay Proposal or the EIP Proposal, at any such Stockholders Meeting, Lakeview and its Affiliates shall be permitted to vote in accordance with the ISS recommendation. For the avoidance of doubt, Lakeview and the Lakeview Affiliates shall be permitted to vote in their discretion on any other proposal to be approved by the Company’s stockholders, including with respect to any Extraordinary Transaction, at any Stockholders Meeting during the Standstill Period.
3.    Public Announcements. Promptly following the execution of this Agreement, the Company and Lakeview shall announce this Agreement and the material terms hereof by means of a jointly issued, mutually agreeable press release in the form attached hereto as Exhibit C (the “Press Release”). During the Standstill Period, neither the Company nor Lakeview, nor any Lakeview Affiliate, shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party. Lakeview acknowledges and agrees that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC. Lakeview shall be given a reasonable opportunity to review and comment on any portion of the Current Report on Form 8-K or other filing with the SEC made by the Company with respect to the entry into this Agreement, and the Company shall give good faith consideration to any changes proposed by Lakeview on such Form 8-K. The Company acknowledges that Lakeview may file a Schedule 13D/A with the SEC with this Agreement as an exhibit to such Schedule 13D/A. The Company shall be given a reasonable opportunity to review and comment on such Schedule 13D/A filing made by Lakeview with respect to this Agreement, and Lakeview shall give good faith consideration to any changes proposed by the Company.
4.    Insider Trading Restrictions. Lakeview acknowledges that they are aware that United States securities laws may restrict any person who has material, nonpublic information about a company from purchasing or selling any securities of such company while in possession of such information.

5.    Non-Disparagement. During the Standstill Period, each of the Company and Lakeview shall refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees (but only to the extent such respective employee is acting at the direction of the Company or Lakeview, as applicable) (collectively, “Covered Persons”), not to make or cause to be made any public statement, public announcement or any statement or announcement that can reasonably be expected to become public that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or impugns the reputation of, (A) in the case of any such statements or announcements by Lakeview or its Affiliates or their respective Covered Persons: the Company and its Affiliates or any of its or their current or former Covered Persons; and (B) in the case of any such statements or announcements by the Company or its Affiliates or their respective Covered Persons: Lakeview and its Affiliates or any of its or their current or former Covered Persons, in each case including (x) any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC (as defined below) or any other governmental agency, (y) in any press release or other publicly available format or (z) to or through any journalist or member of the media (including in a television, radio, newspaper or magazine interview or Internet or social media communication), Company stockholder, sell-side or buy-side analyst or other person. The foregoing restrictions shall not (A) apply to (i) any compelled testimony or production of information, whether by legal process, subpoena, or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the person from whom information is sought, (ii) any disclosure that such person reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, in each case, to the extent so required, (iii) a Party’s response to the other Party’s breach of this Section 5 or to enforce such Party’s rights pursuant to this Agreement, or (iv) any private communications between the Parties so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company, Lakeview or any person, or (B) prohibit either Party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

6.    No Litigation. Each Party agrees that, until the expiration of the Standstill Period, it shall not institute, solicit, join or assist in any lawsuit, claim or proceeding before any court or government agency (each, a “Legal Proceeding”) against the other Party, any Affiliate of the other Party or any of their respective current or former directors or officers (solely in connection with their service in such capacities), except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by or on behalf of one Party or its Affiliates against the other Party or its Affiliates, or (c) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement; provided, however, that the foregoing shall not prevent any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the suggestion of such Party; provided, further, that in the event any Party or any of its Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Each Party represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party. Notwithstanding anything to the contrary herein, this Section 6 shall not prohibit Lakeview or its Representatives from exercising any available statutory appraisal rights (if any) with respect to the Company.
7.    Representations and Warranties of All Parties. Each of the Parties represents and warrants to the other Party that: (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) the execution, delivery and performance of this Agreement does not (i) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to such Party, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which such Party is a party or by which such Party may otherwise be bound. The Company also represents and warrants that there are no special committees of the Board in existence as of the date of this Agreement.
8.    Representations and Warranties of Lakeview. Each member of Lakeview represents and warrants that, as of the date of this Agreement, (a) Lakeview, together with all of the Lakeview Affiliates, collectively Beneficially Own, an aggregate of 3,265,752 shares of Common Stock; (b) except for such ownership, no member of Lakeview, individually or in the aggregate with all other members of Lakeview and the Lakeview Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” below; (c) Lakeview collectively with the Lakeview Affiliates, have a Net Long Position of

3,265,752 shares of Common Stock; and (d) Lakeview will not directly or indirectly, compensate or agree to compensate any director of the Company for his or her respective service as a director of the Company, including the New Director, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly related to the Company or its securities. For the avoidance of doubt, the Company acknowledges that the Lakeview Director receiving compensation, indemnification and/or reimbursement of expenses from Lakeview or any of its Affiliates in connection with his or her service or action as a partner, officer or employee of Lakeview or any of its Affiliates (and not in connection with his or her service or action as a director of the Company) would not violate this Agreement.
9.    Confidentiality. Any New Director that is a Lakeview Representative (or any Replacement thereof), if he or she wishes to do so, may provide confidential information of the Company which he or she learns in his or her capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Lakeview and its Representatives (collectively, “Lakeview Confidentiality Representatives”), in each case, solely to the extent such Lakeview Confidentiality Representatives need to know such information in connection with Lakeview’s investment in the Company; provided, however, that Lakeview shall (a) inform such Lakeview Confidentiality Representatives of the confidential nature of any such Company Confidential Information and (b) cause such Lakeview Confidentiality Representatives to (i) refrain from further disclosing such Company Confidential Information (whether to any company in which Lakeview has an investment or otherwise), by any means, and (ii) not use such Company Confidential Information in any way other than in connection with Lakeview’s investment in the Company. Any New Director that is a Lakeview Representative, and Lakeview shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.
10.    Certain Defined Terms. For purposes of this Agreement:
(a)    “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided, however, that, for purposes of this Agreement (i) no Lakeview Party shall be deemed an “Affiliate” of the Company and the Company shall not be deemed an “Affiliate” of any Lakeview Party, (ii) an “Affiliate” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity, and (iii) the term “Associate” shall refer only to Associates controlled by the Company or the Lakeview Parties, as applicable;
(b)    “Beneficial Ownership” and “Beneficially Own” shall have the meanings ascribed to such terms as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act and the rules and regulations promulgated thereunder;
(c)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended;
(d)    “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, reorganization, recapitalization, liquidation, dissolution, restructuring, or sale, spin-off or other disposition of all or substantially all of the Company’s assets in one or more a series of transactions, joint venture or other business combination involving the Company or any of its Subsidiaries;
(e)    “Net Long Position” shall mean such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act, provided that “Net Long Position” shall not include in such person’s “long position” any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares;
(f)    “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;
(g)    “Representative” shall mean a Party’s Affiliates and its and their respective directors, officers, principals, employees, partners, members, managers, consultants, legal or other advisors acting on such Party’s or such Affiliate’s behalf in connection with the subject matter of this Agreement;
(h)    “SEC” shall mean the Securities and Exchange Commission;
(i)    “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, Common Stock or other securities, whether or not subject to the passage of time or other contingencies; provided, that, as it pertains to any obligations of Lakeview or any of its Affiliates hereunder, “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.
11.    Miscellaneous. Each Party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a Party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a Party to this Agreement. The Parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to other remedies the other Party shall be entitled to at law or equity, the other Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law. This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in the aforesaid courts. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.
12.    Expenses. The Company shall reimburse Lakeview for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Lakeview’s involvement at the Company, including, without limitation, the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $100,000 in the aggregate.
13.    Termination. This Agreement shall immediately and automatically terminate upon the earlier of (i) the 30th day prior to the advance notice deadline for making director nominations at the Company’s 2027 annual meeting of stockholders (the “2027 Annual Meeting”) under the Company’s Amended and Restated Bylaws (the “Bylaws”), and (ii) 100 calendar days prior to the first anniversary of the 2026 Annual Meeting (it being understood that the Company shall be required to give sufficient advance written notice to Lakeview in the event the Company determines to advance or delay the 2027 Annual Meeting, so that Lakeview will continue to have no less than thirty (30) calendar days to nominate at such meeting) (such earlier date, the “Termination Date”); provided, that (x) the Lakeview Parties may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice thereof from the Lakeview Parties or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such 15-day period, and (y) the Company may earlier terminate this Agreement if any of the Lakeview Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Lakeview Parties’ receipt of written notice thereof from the Company specifying the material breach or, if impossible to cure within fifteen (15) days, which the Lakeview Parties have not taken any substantive action to cure within such 15-day period. Notwithstanding the foregoing, the provisions of Section 1(f) relating to the resignation of the Lakeview Director and Section 9 through Section 21 shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any willful breach of this Agreement prior to such termination.
14.    No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
15.    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto.
16.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:
if to the Company:
Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054
Attention: Aneezal H. Mohamed, Chief Legal Officer, Compliance Officer and Secretary,
Email: Aneezal.Mohamed@cvgrp.com
with a copy to:
Gibson, Dunn & Crutcher LLP
1700 M Street NW
Washington DC 20036
Attention: Stephen I Glover, Esq.
Email: siglover@gibsondunn.com

if to Lakeview:

LIG Fund Management, LLC
444 W. Lake Street, Suite 1900
Chicago, IL, 60606
Attention: Ari B. Levy
Email: ari@lakeviewig.com
with a copy to:
Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Meagan Reda, Esq.
Email: mreda@olshanlaw.com

17.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
18.    Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.
19.    Successors and Assigns. This Agreement shall not be assignable by any of the Parties to this Agreement. This Agreement, however, shall be binding on successors of the Parties hereto.
20.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.
21.    Interpretation and Construction. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
COMMERCIAL VEHICLE GROUP, INC.
By:    /s/ Aneezal H. Mohamed
Name:    Aneezal H. Mohamed
Title:        Chief Legal Officer

LAKEVIEW OPPORTUNITY FUND, LLC

By: Lakeview Opportunity Fund GP, LLC, its Managing Member

By:    /s/ Ari B. Levy
Name:    Ari B. Levy
Title:    Manager

LAKEVIEW OPPORTUNITY FUND GP, LLC

By:    /s/ Ari B. Levy
Name:    Ari B. Levy
Title:     Manager
LIG FUND MANAGEMENT, LLC

By:    /s/ Ari B. Levy
Name:    Ari B. Levy
Title:     Manager

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Schedule A
Lakeview Opportunity Fund, LLC
Lakeview Opportunity Fund GP, LLC
LIG Fund Management, LLC
Ari B. Levy

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Exhibit A
Attention: Board of Directors
Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054
Ladies and Gentlemen:
This letter is delivered pursuant to Section 1(b) or Section 1(c) of the Support Agreement, dated as of February 5, 2026 (the “Agreement”), by and among Commercial Vehicle Group, Inc. and Lakeview (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
In connection with the Agreement, I hereby consent to serve as a director of the Company effective February 5, 2026.
I further represent and agree that: (A) I am not and will not become a party to any agreement, arrangement or understanding with, and have not given any commitment or assurance to, any person or entity (1) as to how I will act or vote on any issue or question as a director of the Company or (2) that could limit or interfere with my ability to comply with my fiduciary duties as a director of the Company under applicable law, (B) I am not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee that has not been disclosed in my questionnaire to the Company, (C) I will comply with the Company’s Code of Conduct, ethical conduct guidelines, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance guidelines, and preserve the confidentiality of Company business and information and (D) I will provide the Company such other information as the Company may reasonably request, including such information reasonably necessary for the Company to determine whether I will satisfy any qualifications or requirements imposed by the Company’s Certificate of Incorporation or the Company’s Bylaws, any law, rule, regulation or listing standard that may be applicable to the Company, or relevant to a determination whether I can be considered an independent director, which information shall be promptly provided following a request therefor.

Sincerely,

Name: Ari B. Levy

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Exhibit B
Attention: Board of Directors
Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054
Ladies and Gentlemen:
This irrevocable resignation is delivered pursuant to Section 1(b) or 1(c) of the Support Agreement, dated as of February 5, 2026 (the “Agreement”), by and among Commercial Vehicle Group, Inc. and Lakeview (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.
Effective only upon, and subject to, (A) (1) such time as Lakeview ceases to Beneficially Own an aggregate Net Long Position equal to at least the Minimum Ownership Threshold or (2) Lakeview or any Lakeview Affiliate breaches in any material respect any of the terms of the Agreement and such breach has not been cured in accordance with Section 1(f) of the Agreement, and (B) the Board’s acceptance of this resignation, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

Sincerely,

Name: Ari B. Levy

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Exhibit C
Press Release
CVG ANNOUNCES APPOINTMENT OF ARI LEVY TO BOARD OF DIRECTORS

NEW ALBANY, OHIO (February 6, 2026) – Commercial Vehicle Group (the “Company or “CVG”) (NASDAQ: CVGI), a diversified industrial products and services company, today announced that its Board of Directors (“Board”) appointed Ari Levy of Lakeview Investment Group (“Lakeview”) as an independent director. Lakeview owns approximately 8.9% of the outstanding shares of the Company. In connection with Mr. Levy’s appointment, the Board was expanded to 7 members. Mr. Levy will serve on the Board’s Nominating, Governance and Sustainability, and Audit Committees.

Mr. Levy is the founder, President, and Chief Investment Officer of Lakeview Investment Group, a Chicago based Investment Manager focused on the public markets. Mr. Levy was the President of Levy Acquisition Corp, a NASDAQ listed acquisition vehicle, and subsequently served on the Board of the resulting public company, Del Taco (TACO), until it was acquired by Jack in the Box (JACK) in early 2022. Ari holds a B.A. in International Relations from Stanford University.

“We are excited to welcome Ari to the Board,” said William Johnson, Chair of the Board of Directors. “His background and experience as a founder, operator, and investor will be valuable assets as we look to drive long-term value creation.”

“I am thrilled to join the CVG Board of Directors,” Ari Levy said. “I look forward to working alongside my fellow board members to help guide the Company into the future and maximize value for all stakeholders.”

Mr. Levy will stand for re-election at the Company’s 2026 Annual Meeting of Stockholders.

In connection with the appointment of Mr. Levy to the Board, the Company and Lakeview entered into a support agreement that contains customary standstill provisions.

Company Contact
Andy Cheung
Chief Financial Officer
CVG
IR@cvgrp.com

Investor Relations Contact
Ross Collins or Nathan Skown
Alpha IR Group
CVGI@alpha-ir.com

About CVG

CVG is a global provider of systems, assemblies and components to the global commercial vehicle market and the electric vehicle market. We deliver real solutions to complex design, engineering and

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manufacturing problems while creating positive change for our customers, industries and communities we serve. Information about the Company and its products is available on the internet at www.cvgrp.com.

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